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                                                                    EXHIBIT 99.2
                        PAUL G. ALLEN'S VULCAN VENTURES
                 BUYING CONTROLLING INTEREST IN METRICOM, INC.


October 13, 1997 8:34 AM EDT

BELLEVUE, Wash.--(BUSINESS WIRE)--Oct. 13, 1997--Vulcan Ventures Inc., the investment organization for Paul G. Allen, today announced that it plans to increase its ownership in Metricom, Inc. (NASDAQ:MCOM) by 4.65 million shares purchased for $56 million, and will take a leadership position on the company's board of directors.

In a separate transaction, Vulcan Ventures entered into an agreement whereby it would acquire 2.583 million shares of Metricom from the Lindner Group. The transactions raise Vulcan's interest in Metricom to 49%, and are subject to shareholder and Hart-Scott approval. Vulcan has been an investor in Metricom since 1993.

"We were impressed by the marketability and potential industry impact of the technology currently under development at Metricom," said William Savoy, president of Vulcan Ventures. "After careful review of the company, its plans and its products, we felt the new technology could be taken to market sooner and more effectively deployed nationally under our guidance and management."

"Our employees and board of directors welcome this investment and commitment by Vulcan," said Bob Dilworth, Metricom CEO and chairman. "Paul Allen is a visionary who has repeatedly identified great business opportunities and helped enable their success. His investment will ensure that Metricom can deploy its next generation high-speed wireless data networks rapidly and maintain its technology and market leadership. We look forward to the increased involvement of Vulcan and its staff of financial and technical advisers as we move Metricom forward with this revolutionary technology."

Based on this significant development, Metricom will defer its pending $125 million bond offering.

ABOUT VULCAN VENTURES

New-media investor Paul G. Allen founded Vulcan Ventures Inc. of Bellevue, Wash. in 1986 to research and implement his investments. Through Vulcan Ventures, Allen invests in companies that offer products, services or technologies that fit his wired world strategy, and can contribute to or benefit from the technology and strategy of other Paul Allen companies.
William D. Savoy is president of Vulcan Ventures and represents Allen in his professional and personal financial transactions as well as managing the Vulcan analysts who investigate and secure investment opportunities. Allen remains chairman of Vulcan.





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ABOUT METRICOM, INC.

Metricom, Inc. is the leading provider of wide-area, high-speed, portable wireless data services. The company's Ricochet products and services division, headquarted in Los Gatos, Calif., provides portable and desktop computer users with high-performance, cost-effective wireless access to the Internet, private intranets, local-area networks, e-mail and online services.

Ricochet is currently available in the greater San Francisco Bay Area, Seattle and Washington, D.C., and on several university campuses and airports throughout the United States. Metricom's industrial communications division provides both networks and communications services to the electric, gas, oil and water industries. For more information, call (800) Go-Wireless, or visit Metricom's Web site at http://www.metricom.com.





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